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                                                                    EXHIBIT 17.1





October 21, 2002


Gerald Moore
Chairman of the Board
American Bio Medica Corporation
122 Smith Road
Kinderhook, New York 12106

Dear Gerald,

Based on discussions you and I had dating back to mid-September 2002, regretfully I am voluntarily resigning my position as director on the American Bio Medica Corporation board of directors. I sincerely appreciate the opportunity given to me and hope that during my time on the board I was able to contribute to the company's success.

Sincerely,

/s/ Robert L. Aromando
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Robert L. Aromando

Accepted by

/s/ Gerald Moore
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Gerald Moore
Chairman of the Board
American Bio Medica Corporation